UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

Integrated Media Holdings, Inc.

(a Delaware corporation)

Commission File Number: 001-16381
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(Check One):
[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

For Period Ended: September 30, 2008
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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Nothing in this form shall be construed to
imply that the Commission has
verified any information contained
herein.
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If the notification relates to a
portion of the filing checked above,
identify the Item(s) to which the
notification relates:

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PART I -- REGISTRANT INFORMATION

PaperFree Medical Solutions, Inc.
(a Nevada corporation)
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Full Name of Registrant

N/A
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Former Name if Applicable

524 Weddell Dr.
Sunnyvale, California 940089
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Address of Principal Executive Office (Street and Number)

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b) the following should be completed. (Check box if appropriate)

[  ](a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or
expense;

[X] (b)      The subject annual report, semi-annual report transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of
transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]  c)      The accountant's statement or other exhibit  required by Rule
12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Data and other information regarding certain material operations of the Company as well as its financial statements required for the filing are not currently available and could not be made available without unreasonable effort and expense.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Rene Schena                (408)              744-1331
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(Name)              (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

[ X ] Yes          [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

[  ] Yes         [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Integrated Media Holdings, Inc.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 13, 2008                Name:   /s/ Rene Schena
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                                                                  Rene Schena